Exhibit 14.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deswell Industries, Inc.
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-110236, 333-130738 and 333-147790) of Deswell Industries, Inc. (the “Company”) of our reports dated September 17, 2008, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 20-F. Our report on the effectiveness of the Company’s internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of March 31, 2008.
/s/ BDO McCabe Lo Limited
BDO McCabe Lo Limited
Hong Kong, September 17, 2008